Exhibit 99.1
                                                                                                NEWS RELEASE

FOR IMMEDIATE RELEASE

Analyst and Investor Contact:	News Media Contact:
Molly Salky	Media Relations
(817) 415-3189	(817) 415-3300
Molly.Salky@RadioShack.com	Media.Relations@RadioShack.com

RADIOSHACK CORPORATION REPORTS
FIRST QUARTER 2011 RESULTS

FORT WORTH, Texas, April 25, 2011 - RadioShack Corporation (NYSE: RSH ) a leading national retailer of innovative mobile and technology products, services and accessories, today reported results for the first quarter ended March 31, 2011.

Total net sales and operating revenues for the 2011 first quarter increased 2.1% to $1.06 billion, compared to $1.04 billion for the 2010 first quarter.  Net income for the first quarter declined to $35.1 million, or $0.33 per diluted share, compared with net income of $50.1 million, or $0.39 per diluted share, reported for the same period last year.  Net income in the 2011 first quarter included costs associated with the early retirement of debt totaling $4.1 million ($2.5 million after tax) or $0.02 per diluted share.

“The 11 percent growth in our mobility business this quarter once again demonstrates our unique capabilities to navigate technology change, and to help customers select the right technology and connectivity solutions for their lives,” said Chairman and Chief Executive Officer Julian Day.  “Consumers increasingly rely on their mobile devices for a broad array of uses from basic voice to highly bandwidth-intensive applications.  Our focus continues to be on a needs-based selling approach that considers the requirements of an individual across a wide range of variables.  Partnering with our customers to help them navigate these complex choices presents a clear opportunity for The Shack® and is one of the reasons we continue to prosper in this space.”

Jim Gooch, President and Chief Financial Officer, said, “Despite a challenging economy and tough weather conditions, our first quarter results were generally in line with our internal expectations.  We expect the softness in our business to continue during the second quarter before we begin to see the benefits of our merchandising and sales initiatives improving both revenue and income trends in the back half of the year. In addition, growth in our mobility business will be aided by our tablet computer offerings, which are being introduced this month.”

RadioShack ended the first quarter with a cash balance of $326.2 million.  The cash position reflects the early redemption of the May 2011 notes for $310.9 million on March 4, 2011.  Inventories stood at $737.9 million at the end of the quarter, up $14.2 million compared to inventory at year-end 2010 and up $49.2 million compared to the end of the 2010 first quarter.  The increased investment in inventory supports the rollout of the Target Mobile program along with continued growth in the mobility platform.  Capital expenditures in the 2011 first quarter totaled $14.5 million, compared to $12.3 million in the 2010 first quarter.

RadioShack 1Q 2011 Earnings Release, 4.25.2011                                 Page 2 of 8

In February 2011, RadioShack informed T-Mobile that it had materially breached its contract with the Company.  RadioShack continues to work closely with T-Mobile to resolve the breaches; discussions are constructive and RadioShack expects the matter to be resolved.

Outlook

RadioShack currently expects full-year 2011 diluted EPS to be in the range of $1.60 to $1.80 per share (previous guidance was for full-year 2011 diluted EPS in the range of $1.60 to $1.90).  RadioShack continues to expect total net sales and operating revenues will increase in the low- to mid-single-digit percent range in 2011, primarily driven by continued growth in the mobility platform. At this time, RadioShack continues to anticipate capital expenditures to be in the range of $100 million to $125 million in 2011.

Actual results may differ from this guidance due to significant events that may occur during the year, the nature, timing and financial impact of which are not yet known.

First-Quarter 2011 Results

The 2.1%, or $21.6 million, increase in total net sales and operating revenues for the 2011 first quarter (three months ended March 31, 2011) was driven by a $28.9 million increase in sales generated by kiosks.  This increase in sales was partially offset by a decline of $4.5 million in sales generated by U.S. company-operated stores and a decline of $2.8 million in other sales.

The increase in kiosk sales reflects the rollout of the Company’s Target Mobile centers.  At March 31, 2011, RadioShack operated 887 Target Mobile centers inside Target stores compared to 104 at March 31, 2010.  The Company expects to expand Target Mobile to approximately 1,450 locations by the end of June 2011.

Comparable store sales for company-operated stores and kiosks decreased 0.6%, which was primarily attributable to the decline in T-Mobile postpaid wireless sales.  Lower sales of television digital-to-analog converter boxes and related television antennas, digital televisions, and digital music players contributed to the decrease in sales.  These decreases were partially offset by higher postpaid wireless sales from other carriers.

Consolidated gross profit for the 2011 first quarter was $476.0 million, or 44.8% of net sales, compared with $491.9 million, or 47.2% of net sales, for the 2010 first quarter.  The first quarter gross margin was negatively impacted by a change in our sales mix towards certain lower margin mobile devices, and the underperformance of the Company’s T-Mobile postpaid business.

Consolidated selling, general and administrative (SG&A) expenses for the 2011 first quarter were $386.0 million, or 36.3% of sales, compared with $380.7 million, or 36.5% of sales, for the 2010 first quarter.  The increase in SG&A expenses in the first quarter resulted primarily from higher employee infrastructure costs to support the Target Mobile rollout, which was partially offset by decreased stock-based compensation expense.

First-quarter 2011 operating income was $71.1 million, or 6.7% of sales, compared with first-quarter 2010 operating income of $90.8 million, or 8.7% of sales.

RadioShack 1Q 2011 Earnings Release, 4.25.2011                                 Page 3 of 8

Product Platform Consolidation

To reflect more closely how the Company manages its merchandise and product assortment, RadioShack has consolidated its product platform reporting structure into three platforms:  mobility, signature and consumer electronics.

These platforms include the following product categories and reflect distinctive merchandising strategies:

Mobility:  The mobility platform consists of many products and services that were formerly in the wireless platform. The mobility platform includes postpaid and prepaid wireless handsets, commissions, residual income, prepaid wireless airtime, e-readers, netbooks with embedded network capability and tablet computers. The GPS and scanners categories, which were previously included in the wireless platform, are now included in the consumer electronics platform.

The Company’s goal is to participate fully in the growth and expansion of mobility products through its position as a multiple-carrier wireless retailer and through the introduction of new mobility products like e-readers and tablet computers.

Signature:  The signature platform consists of many products and services that were previously in the accessory, power, service and technical platforms. The signature platform includes wireless accessories, music accessories, computer and video game accessories, home entertainment accessories (including digital television converter boxes), general purpose and special purpose power products, technical products, and services. The prepaid wireless airtime category, which was previously included in the service platform, is now included in the mobility platform.

Signature products generally enhance the usability of both mobility and consumer electronics products and represent categories where RadioShack has established high consumer awareness as a destination for these products.  The Company plans to reinvest in this platform through expanded assortments, enhanced in-store fixtures and displays, more targeted consumer outreach, and through enhancements to store personnel incentive compensation plans.

Consumer Electronics:  The consumer electronics platform consists of many products and services that were formerly in the personal electronics and modern home platforms. The consumer electronics platform includes digital music players, personal computing products, laptop computers, cameras, residential telephones, home audio, digital televisions and other consumer electronics products. The e-readers category, which was previously included in the personal electronics platform, is now included in the mobility platform. The tablet computers category and netbooks with embedded network capability category, which were previously included in the modern home platform, are now included in the mobility platform.

Today, this platform tends to be made up of relatively mature product categories.  The Company will manage this platform opportunistically by selectively increasing or decreasing product assortments in relation to product sales trends and new product technology.

Additional information regarding the product platform consolidation is available on the Company’s Investor Relations website at http://ir.radioshackcorporation.com and in the Company’s quarterly report on Form 10-Q, filed today, for the period ended March 31, 2011.

RadioShack 1Q 2011 Earnings Release, 4.25.2011                                 Page 4 of 8

Other Information

In March 2011, the Company redeemed all of its 7.375% notes that would have matured on May 15, 2011.  The redemption of these notes resulted in a loss on extinguishment of debt of $4.1 million ($2.5 million after tax, or $0.02 per diluted share) classified as other loss on the consolidated statements of income.

The Company will host its Annual Meeting of Shareholders on May 19, 2011, at 10 a.m. Central Daylight Time, at the Norris Conference Centers, Red Oak Ballroom, 304 Houston Street, Fort Worth, Texas, 76102.

Shareholders may obtain a hard copy of RadioShack’s fiscal 2010 complete audited financial statements free of charge by contacting RadioShack Shareholder Services at 817-415-3021 or by writing to Shareholder Services, Mail Stop CF4-324, 300 RadioShack Circle, Fort Worth, Texas, 76102.

Forward-Looking Statements

This press release contains or may contain forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environment and Company performance.  Factors that could significantly change results include, but are not limited to, the underperformance or loss of certain of our important vendors, difficulties associated with opening and profitably operating our new Target Mobile centers, a breach or termination by one of our wireless carrier partners of its agreement with us, overall sales performance, economic conditions, product demand, expense levels, competitive activity, interest rates, changes in the Company’s financial condition, availability of products and services and other risks associated with the Company’s vendors and service providers, the regulatory environment and factors affecting the retail category in general.  Additional information regarding these and other factors is described in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K filed on February 22, 2011, and its Quarterly Report on Form 10-Q on April 25, 2011.

About RadioShack Corporation

RadioShack is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs.  The Shack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment.  RadioShack employs approximately 35,000 people globally, including a team of friendly and helpful sales experts who are recognized for delivering the best customer service in the wireless industry.  RadioShack’s retail network includes approximately 4,675 company-operated stores in the United States and Mexico, more than 1,300 wireless phone kiosks in the United States, and approximately 1,175 dealer outlets worldwide.  For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com.

RadioShack® and The Shack® are registered trademarks licensed by RadioShack Corporation.

RSH: Financial

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Financial Tables Follow

RadioShack 1Q 2011 Earnings Release, 4.25.2011                                 Page 5 of 8

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)

	Three Months Ended
	March 31,
(In millions, except for per share amounts)	2011	2010

Net sales and operating revenues	$1,063.3	$1,041.7
Cost of products sold	587.3	549.8
Gross profit	476.0	491.9

Operating expenses:
Selling, general and administrative	386.0	380.7
Depreciation and amortization	18.5	20.1
Impairment of long-lived assets	0.4	0.3
Total operating expenses	404.9	401.1

Operating income	71.1	90.8

Interest income	0.3	0.6
Interest expense	(9.7)	(9.9)
Other loss	(4.1)	--

Income before income taxes	57.6	81.5
Income tax expense	22.5	31.4

Net income	$35.1	$50.1

Net income per share:

Basic	$0.33	$0.40

Diluted	$0.33	$0.39

Shares used in computing net income per share:

Basic	106.2	125.7

Diluted	107.4	127.9

RadioShack 1Q 2011 Earnings Release, 4.25.2011                                 Page 6 of 8

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

(In millions)	March 31, 2011	December 31, 2010	March 31, 2010
Assets
Current assets:
Cash and cash equivalents	$326.2	$569.4	$871.8
Accounts and notes receivable, net	249.3	377.5	280.5
Inventories	737.9	723.7	688.7
Other current assets	102.4	108.1	113.0
Total current assets	1,415.8	1,778.7	1,954.0

Property, plant and equipment, net	267.4	274.3	271.7
Goodwill, net	42.7	41.2	41.2
Other assets, net	81.5	81.2	89.6
Total assets	$1,807.4	$2,175.4	$2,356.5

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$--	$308.0	$--
Accounts payable	221.9	272.4	207.8
Accrued expenses and other current liabilities	261.0	318.0	291.4
Income taxes payable	17.9	9.7	26.9
Total current liabilities	500.8	908.1	526.1

Long-term debt, excluding current maturities	335.7	331.8	630.7
Other non-current liabilities	89.0	93.0	91.9
Total liabilities	925.5	1,332.9	1,248.7

Stockholders’ equity	881.9	842.5	1,107.8
Total liabilities and stockholders’ equity	$1,807.4	$2,175.4	$2,356.5

RadioShack 1Q 2011 Earnings Release, 4.25.2011                               Page 7 of 8

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	March 31,
(In millions)	2011	2010
Cash flows from operating activities:
Net income	$35.1	$50.1
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	20.2	22.1
Amortization of discount on convertible notes	3.9	3.6
Impairment of long-lived assets	0.4	0.3
Stock-based compensation	1.3	5.1
Other non-cash items	1.1	1.4
Changes in operating assets and liabilities:
Accounts and notes receivable	132.0	42.4
Inventories	(3.9)	(8.0)
Other current assets	7.4	3.0
Accounts payable, accrued expenses, income taxes payable and other	(136.7)	(134.6)
Net cash provided by (used in) operating activities	60.8	(14.6)

Cash flows from investing activities:
Additions to property, plant and equipment	(14.5)	(12.3)
Net cash used in investing activities	(14.5)	(12.3)

Cash flows from financing activities:
Repayments of borrowings	(306.8)	--
Changes in cash overdrafts	16.7	(10.6)
Proceeds from exercise of stock options	0.6	1.1
Net cash used in financing activities	(289.5)	(9.5)

Net decrease in cash and cash equivalents	(243.2)	(36.4)
Cash and cash equivalents, beginning of period	569.4	908.2
Cash and cash equivalents, end of period	$326.2	$871.8

RadioShack 1Q 2011 Earnings Release, 4.25.2011                               Page 8 of 8

RADIOSHACK CORPORATION AND SUBSIDIARIES
Segment Reporting and Other Selected Financial Data

	Three Months Ended
	March 31,
(In millions)	2011	2010

Net sales and operating revenues:
U.S. RadioShack company-operated stores	$895.2	$899.7
Kiosks	86.1	57.2
Other	82.0	84.8
	$1,063.3	$1,041.7

Operating income:
U.S. RadioShack company-operated stores	$152.0	$163.8
Kiosks	2.0	8.5
Other	5.6	10.0
	159.6	182.3

Unallocated	(88.5)	(91.5)
Operating income	71.1	90.8

Interest income	0.3	0.6
Interest expense	(9.7)	(9.9)
Other loss	(4.1)	--
Income before income taxes	$57.6	$81.5

Sales for the U.S. RadioShack company-operated stores segment decreased $4.5 million to $895.2 million in the 2011 first quarter when compared with the same period last year.  The table below provides a breakdown of sales drivers for U.S. RadioShack company-operated stores in the 2011 first quarter compared to the same period last year for each product platform.

Platform (1)	% Sales Change 1Q 2011 vs. 1Q 2010	Drivers of 1Q 2011 vs. 1Q 2010 Sales Change
Mobility	+11.0	Positive: Sprint and AT&T postpaid wireless, prepaid wireless handsets Negative: T-Mobile postpaid wireless
Signature(2)	-6.3	Positive: headphones Negative: digital-to-analog television converter boxes and related television antennas, media storage
Consumer Electronics	-14.8	Positive: laptops Negative: digital TVs, digital music players, netbooks (without embedded network capability)
Total U.S. company- operated stores	-0.5

(1)	For more information, refer to the RadioShack Corporation Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 25, 2011.
(2)
 The change in sales of the signature platform, excluding the effect of digital television converter boxes, was -4.5%, -3.2% and -5.3% for 1Q 2011, 4Q 2010, and 1Q 2010, respectively, when compared with the same prior year periods.